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                                                               EXHIBIT 17(d)(10)


                   CAPITAL REALTY INVESTORS TAX EXEMPT FUND
                   LIMITED PARTNERSHIP, SERIES I & SERIES II
                 CAPITAL REALTY INVESTORS TAX EXEMPT FUND III
                              LIMITED PARTNERSHIP

                                c/o C.R.I. Inc.
                             11200 Rockville Pike
                           Rockville, Maryland 20852


                               October 22, 1996


Dear BAC Holder:

        Your vote FOR the proposed CRITEF/CAPREIT mergers is even more critical as we fast approach the October 29 date for the special meeting of BAC Holders. Your failure to vote counts as a vote against the proposed mergers.

        In over 13 months, the CRITEF Funds received no other firm offer. Dominium's own proxy statement concedes that Dominium was unable to obtain financing for a proposal last summer and that it has no plans to make a superior proposal now.

        The U.S. District Court for Minnesota last week echoed the CRITEF Funds' view that Dominium is merely a disgruntled spoiler trying to block the proposed mergers. In denying Dominium's discovery request, the Court stated:

        . The BAC holders who fought long and hard in the Delaware action for a settlement agreement which maximizes their interests could be irreparably injured if one dissident BAC holder (Dominium) of a mere 300 shares with only $1,500 at stake . . . can derail the CAPREIT offer.

        The CRITEF General Partners believe there are sound reasons to vote FOR the mergers:

        . BAC Holders will receive significantly more cash in the mergers than the highest AMEX trading prices for the BACs.

        . A nationally-recognized, independent investment bank determined that the redemption prices offered by CAPREIT are fair to BAC Holders from a financial point of view. The fairness opinions take into account the operations of the properties through June 30, 1996.

        If you have not yet responded, the General Partners urge you to sign and return the enclosed white proxy card immediately so that it is received in time for the October 29 meeting. To ensure that your vote is counted at the Meeting we encourage you to fax your vote to (212) 929-0308.








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        If you have questions, please call MacKenzie Partners, our information and proxy agent, at 1-800-322-2885.

                Very truly yours,


                CRITEF ASSOCIATES LIMITED PARTNERSHIP and
                CRITEF III ASSOCIATES LIMITED PARTNERSHIP,
                General Partners
                By:  C.R.I., Inc., their general partner





                /s/ William B. Dockser          /s/ H. William Willoughby

                William B. Dockser               H. William Willoughby
                Chairman of the Board            President